                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             ---------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

                   INFORMATION TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULES 13d-1(b) AND (c)
                            AND AMENDMENTS THERETO
                        FIELD PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)

                          United Natural Foods, Inc.
                          --------------------------
                               (Name of Issuer)

                    Common Stock, $.01 par value per share
                    --------------------------------------
                        (Title of Class of Securities)

                                  911163 10 3
                                  -----------
                                (CUSIP Number)

                                 SCHEDULE 13G

CUSIP No. 911163 10 3                              Page 2 of 26
          -----------

----------------------------------------------------------------------------

1.   Name of Reporting Persons
     I.R.S. Identification Number of Above Persons (Entities only)

     Triumph-Connecticut Limited Partnership
     04-3183699

----------------------------------------------------------------------------


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.   SEC Use Only

----------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     State of Connecticut

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

     0 Shares
----------------------------------------------------------------------------

6.   Shared Voting Power

     665,730 Shares

CUSIP No.  911163 10 3                             Page 3 of 26
           -----------

----------------------------------------------------------------------------

7.   Sole Dispositive Power

     0 Shares

----------------------------------------------------------------------------

8.   Shared Dispositive Power

     665,730 Shares
----------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     665,730 Shares
----------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
----------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9

     3.8 %
----------------------------------------------------------------------------

12.  Type of Reporting Person

     PN
----------------------------------------------------------------------------

CUSIP No. 911163 10 3                              Page 4 of 26
          -----------

----------------------------------------------------------------------------

1.   Name of Reporting Persons
     I.R.S. Identification Number of Above Persons (Entities only)

     Triumph-Connecticut Capital Advisors Limited Partnership
     04-3183698

----------------------------------------------------------------------------


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.   SEC Use Only

----------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     State of Delaware

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

     0 Shares
----------------------------------------------------------------------------

6.   Shared Voting Power

     665,730 Shares

CUSIP No.  911163 10 3                             Page 5 of 26
           -----------

----------------------------------------------------------------------------

7.   Sole Dispositive Power

     0 Shares

----------------------------------------------------------------------------

8.   Shared Dispositive Power

     665,730 Shares
----------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     665,730 Shares
----------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
----------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9

     3.8 %
----------------------------------------------------------------------------

12.  Type of Reporting Person

     PN
----------------------------------------------------------------------------

CUSIP No. 911163 10 3                              Page 6 of 26
          -----------

----------------------------------------------------------------------------

1.   Name of Reporting Persons
     I.R.S. Identification Number of Above Persons (Entities only)

     Richard J. Williams


----------------------------------------------------------------------------


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.   SEC Use Only

----------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     United States of America

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

     0 Shares
----------------------------------------------------------------------------

6.   Shared Voting Power

     665,730 Shares

CUSIP No.  911163 10 3                             Page 7 of 26
           -----------

----------------------------------------------------------------------------

7.   Sole Dispositive Power

     0 Shares

----------------------------------------------------------------------------

8.   Shared Dispositive Power

     665,730 Shares
----------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     665,730 Shares (Consists of 665,730 Shares held by Triumph-Connecticut Limited Partnership ("Triumph")). The sole general partner of Triumph is Triumph-Connecticut Capital Advisors Limited Partnership ("Capital"). Mr. Williams is one of the seven general partners of Capital. Mr. Williams disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

----------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
----------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9

     3.8%
----------------------------------------------------------------------------

12.  Type of Reporting Person

     IN
----------------------------------------------------------------------------

CUSIP No. 911163 10 3                              Page 8 of 26
          -----------

----------------------------------------------------------------------------

1.   Name of Reporting Persons
     I.R.S. Identification Number of Above Persons (Entities only)

     Frederick W. McCarthy


----------------------------------------------------------------------------


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.   SEC Use Only

----------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     United States of America

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

     0 Shares
----------------------------------------------------------------------------

6.   Shared Voting Power

     665,730 Shares

CUSIP No.  911163 10 3                             Page 9 of 26
           -----------

----------------------------------------------------------------------------

7.   Sole Dispositive Power

     0 Shares

----------------------------------------------------------------------------

8.   Shared Dispositive Power

     665,730 Shares
----------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     665,730 Shares (Consists of 665,730 Shares held by Triumph). The sole general partner of Triumph is Capital. Mr. McCarthy is one of the seven general partners of Capital. Mr. McCarthy disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

----------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
----------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9

     3.8%
----------------------------------------------------------------------------

12.  Type of Reporting Person

     IN
----------------------------------------------------------------------------

CUSIP No. 911163 10 3                              Page 10 of 26
          -----------

----------------------------------------------------------------------------

1.   Name of Reporting Persons
     I.R.S. Identification Number of Above Persons (Entities only)

     Frederick S. Moseley


----------------------------------------------------------------------------


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.   SEC Use Only

----------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     United States of America

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

     0 Shares
----------------------------------------------------------------------------

6.   Shared Voting Power

     665,730 Shares

CUSIP No.  911163 10 3                             Page 11 of 26
           -----------

----------------------------------------------------------------------------

7.   Sole Dispositive Power

     0 Shares

----------------------------------------------------------------------------

8.   Shared Dispositive Power

     665,730 Shares
----------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     665,730 Shares (Consists of 665,730 Shares held by Triumph). The sole general partner of Triumph is Capital. Mr. Moseley is one of the seven general partners of Capital. Mr. Moseley disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

----------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
----------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9

     3.8%
----------------------------------------------------------------------------

12.  Type of Reporting Person

     IN
----------------------------------------------------------------------------

CUSIP No. 911163 10 3                              Page 12 of 26
          -----------

----------------------------------------------------------------------------

1.   Name of Reporting Persons
     I.R.S. Identification Number of Above Persons (Entities only)

     E. Mark Noonan


----------------------------------------------------------------------------


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.   SEC Use Only

----------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     United States of America

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

     0 Shares
----------------------------------------------------------------------------

6.   Shared Voting Power

     665,730 Shares

CUSIP No.  911163 10 3                             Page 13 of 26
           -----------

----------------------------------------------------------------------------

7.   Sole Dispositive Power

     0 Shares

----------------------------------------------------------------------------

8.   Shared Dispositive Power

     665,730 Shares
----------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     665,730 Shares (Consists of 665,730 Shares held by Triumph). The sole general partner of Triumph is Capital. Mr. Noonan is one of the seven general partners of Capital. Mr. Noonan disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

----------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
----------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9

     3.8%
----------------------------------------------------------------------------

12.  Type of Reporting Person

     IN
----------------------------------------------------------------------------

CUSIP No. 911163 10 3                              Page 14 of 26
          -----------

----------------------------------------------------------------------------

1.   Name of Reporting Persons
     I.R.S. Identification Number of Above Persons (Entities only)

     Thomas W. Janes


----------------------------------------------------------------------------


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.   SEC Use Only

----------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     United States of America

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

     0 Shares
----------------------------------------------------------------------------

6.   Shared Voting Power

     665,730 Shares

CUSIP No.  911163 10 3                             Page 15 of 26
           -----------

----------------------------------------------------------------------------

7.   Sole Dispositive Power

     0 Shares

----------------------------------------------------------------------------

8.   Shared Dispositive Power

     665,730 Shares
----------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     665,730 Shares (Consists of 665,730 Shares held by Triumph). The sole general partner of Triumph is Capital). Mr. Janes is one of the seven general partners of Capital. Mr. Janes disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

----------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
----------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9

     3.8%
----------------------------------------------------------------------------

12.  Type of Reporting Person

     IN
----------------------------------------------------------------------------

CUSIP No. 911163 10 3                              Page 16 of 26
          -----------

----------------------------------------------------------------------------

1.   Name of Reporting Persons
     I.R.S. Identification Number of Above Persons (Entities only)

     John M. Chapman


----------------------------------------------------------------------------


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.   SEC Use Only

----------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     United States of America

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

     0 Shares
----------------------------------------------------------------------------

6.   Shared Voting Power

     665,730 Shares

CUSIP No.  911163 10 3                             Page 17 of 26
           -----------

----------------------------------------------------------------------------

7.   Sole Dispositive Power

     0 Shares

----------------------------------------------------------------------------

8.   Shared Dispositive Power

     665,730 Shares
----------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     665,730 Shares (Consists of 665,730 Shares held by Triumph). The sole general partner of Triumph is Capital. Mr. Chapman is one of the seven general partners of Capital. Mr. Chapman disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

----------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
----------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9

     3.8%
----------------------------------------------------------------------------

12.  Type of Reporting Person

     IN
----------------------------------------------------------------------------

CUSIP No. 911163 10 3                              Page 18 of 26
          -----------

----------------------------------------------------------------------------

1.   Name of Reporting Persons
     I.R.S. Identification Number of Above Persons (Entities only)

     Triumph Capital Group, Inc.
     04-3081875
----------------------------------------------------------------------------


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.   SEC Use Only

----------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     Delaware

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

     0 Shares
----------------------------------------------------------------------------

6.   Shared Voting Power

     665,730 Shares

CUSIP No.  911163 10 3                             Page 19 of 26
           -----------

----------------------------------------------------------------------------

7.   Sole Dispositive Power

     0 Shares

----------------------------------------------------------------------------

8.   Shared Dispositive Power

     665,730 Shares
----------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     665,730 Shares (Consists of 665,730 Shares held by Triumph). The sole general partner of Triumph is Capital. Triumph Capital Group, Inc. is one of the seven general partners of Capital. Triumph Capital Group, Inc. disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     Ownership of Triumph Capital Group, Inc. is held by the following three trusts: the Daniel A. McCarthy Trust 1990, the Frederick W. McCarthy III Trust 1990 and the Katherine E. McCarthy Trust 1990.

     The trustees of the Daniel A. McCarthy Trust 1990, who share voting and investment control over the trust's property are Frederick W. McCarthy and Annette L. Dyer. Daniel A. McCarthy is the sole beneficiary of the Daniel
     A. McCarthy Trust 1990 and he disclaims beneficial ownership of all shares owned by such trust except to the extent of his proportionate pecuniary interest therein.

     The trustees of the Frederick W. McCarthy III Trust 1990, who share voting and investment control over the trust's property are Frederick W. McCarthy and Annette L. Dyer. Frederick W. McCarthy III is the sole beneficiary of the Frederick W. McCarthy III Trust 1990 and he disclaims beneficial ownership of all shares owned by such trust except to the extent of his proportionate pecuniary interest therein.

     The trustees of the Katherine E. McCarthy Trust 1990, who share voting and investment control over the trust's property are Frederick W. McCarthy and Annette L. Dyer. Katherine E. McCarthy is the sole beneficiary of the Katherine E. McCarthy Trust 1990 and she disclaims beneficial ownership of

CUSIP No.  911163 10 3                             Page 20 of 26
           -----------


     all shares owned by such trust except to the extent of her proportionate pecuniary interest therein.
----------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
----------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9

     3.8%
----------------------------------------------------------------------------

12.  Type of Reporting Person

     CO
----------------------------------------------------------------------------

CUSIP No.      911163 10 3                         Page 21 of 26
               -----------

                         SCHEDULE 13G


Item 1(a).  Name of Issuer:
---------------------------

United Natural Foods, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

260 Lake Road
Dayville, Connecticut 06241


Item 2(a).  Name of Person Filing:
----------------------------------

Triumph-Connecticut Limited Partnership:

Triumph-Connecticut Capital Advisors Limited Partnership;
Richard J. Williams;
Frederick W. McCarthy;
Frederick S. Moseley;
E. Mark Noonan;
Thomas W. Janes;
John M. Chapman; and
Triumph Capital Group, Inc.


Item 2(b).  Address of
Principal Business Office or, if None, Residence:
-------------------------------------------------

For all reporting persons the business address is:
c/o Triumph-Connecticut Limited Partnership
60 State Street, 21st Floor
Boston, Massachusetts 02109-1803

CUSIP No. 911163 10 3                                   Page 22 of 26
          -----------

Item 2(c).  Citizenship:
------------------------

Triumph-Connecticut Limited Partnership is organized under the laws of the State of Connecticut.

Triumph-Connecticut Capital Advisors Limited Partnership is organized under the laws of the State of Delaware.

Each of Richard J. Williams, Frederick W. McCarthy, Frederick S. Moseley, E. Mark Noonan, Thomas W. Janes and John M. Chapman is a citizen of the United States of America.

Triumph Capital Group, Inc. is incorporated under the laws of the State of Delaware.

Item 2(d).  Title of Class of Securities:
-----------------------------------------

Common Stock, $.01 par value per share


Item 2(e).  CUSIP Number:
-------------------------

911163 10 3

Item 3.  Identity of person filing pursuant to Rules 13d-1(b) or 13d-2(b):
--------------------------------------------------------------------------

Not Applicable


Item 4.  Ownership:
-------------------

Not Applicable

CUSIP No. 911163 10 3                                   Page 23 of 26
          -----------


Item 5.  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

[X]

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

Triumph holds 665,730 shares of the Company's common stock. The sole general partner of Triumph is Capital. The seven general partners of Capital are Richard J. Williams, Frederick W. McCarthy, Frederick S. Moseley, E. Mark Noonan, Thomas W. James, John M. Chapman and Triumph Capital Group, Inc. The managing general partner of Capital, who has voting and dispositive powers over the shares held by Triumph is Frederick W. McCarthy. The general partners of Capital disclaim beneficial ownership of the shares held by Triumph except to the extent of their proportionate pecuniary interest therein.

Ownership of Triumph Capital Group, Inc. is held by the following three trusts: the Daniel A. McCarthy Trust 1990, the Frederick W. McCarthy III Trust 1990 and the Katherine E. McCarthy Trust 1990. The trusts hold their assets for the benefit of Daniel A. McCarthy, Frederick W. McCarthy III and Katherine E. McCarthy respectively, the beneficiaries of the respective trusts.

CUSIP No. 911163 10 3                              Page 24 of 26
          -----------


Item 7.  Identification and Classification of the Subsidiary which Acquired the

Security Being Reported by the Parent Holding Company:
--------------------------------------------------------------------------------

Not Applicable


Item 8.  Identification and Classification
of Members of the Group:
--------------------------------------------

Not Applicable


Item 9.  Notice of Dissolution of Group:
----------------------------------------

Not Applicable

Item 10.  Certification:
------------------------

Not Applicable

CUSIP No. 911163 10 3                              Page 25 of 26
          -----------

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         Triumph-Connecticut
                                         Limited Partnership

                                         By: Triumph-Connecticut
                                             Capital Advisors
                                             Limited Partnership



                                         By: /s/ Frederick W. McCarthy
                                            --------------------------
                                            Frederick W. McCarthy
                                            General Partner

                                         Date:  February 11, 1998

                                         /s/ Richard J. Williams
                                         -------------------------------
                                         Richard J. Williams
                                         Date:  February 11, 1998

                                         /s/ Frederick W. McCarthy
                                         --------------------------------
                                         Frederick W. McCarthy
                                         Date:  February 11, 1998

                                         /s/ Frederick S. Moseley
                                         --------------------------------
                                         Frederick S. Moseley
                                         Date:  February 11, 1998

                                         /s/ E. Mark Noonan
                                         --------------------------------
                                         E. Mark Noonan
                                         Date:  February 10, 1998

                                         /s/ Thomas W. Janes
                                         --------------------------------
                                         Thomas W. Janes
                                         Date:  February 11, 1998

                                         /s/ John M. Chapman
                                         --------------------------------
                                         John M. Chapman
                                         Date:  February 11, 1998

CUSIP No. 911163 10 3                              Page 26 of 26
          -----------



                                         Triumph Capital Group, Inc.


                                         /s/ Frederick W. McCarthy
                                         --------------------------------
                                         By: Frederick W. McCarthy
                                         Its: